COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CALIFORNIA INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

               LEHMAN BROTHERS
  PERIOD           10-YEAR           DREYFUS CALIFORNIA
                  MUNICIPAL             INTERMEDIATE
                 BOND INDEX *        MUNICIPAL BOND FUND

  4/20/92           10,000                   10,000
  3/31/93           11,217                   11,251
  3/31/94           11,533                   11,647
  3/31/95           12,400                   12,202
  3/31/96           13,500                   13,025
  3/31/97           14,204                   13,623
  3/31/98           15,678                   14,818
  3/31/99           16,661                   15,640

* Source: Lehman Brothers